Exhibit 99.1
FOR IMMEDIATE RELEASE
Aircastle Announces Quarterly Dividend
Stamford, CT. March 12, 2010 — Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a first quarter cash dividend on its common shares of $0.10 per share, payable on April 15, 2010 to shareholders of record on March 31, 2010.
Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of December 31, 2009 Aircastle’s aircraft portfolio consisted of 129 aircraft and had 60 lessees located in 33 countries.
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